UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 24, 2017

ANTERO MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-36719	46-4109058
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1615 Wynkoop Street

Denver, Colorado 80202

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (303) 357-7310

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02                                           Results of Operations and Financial Condition.

Preliminary First Quarter 2017 Results

On April 24, 2017, Antero Midstream Partners LP (the “Partnership”) disclosed the following preliminary unaudited financial results for the three months ended March 31, 2017.  The information presented below is based upon information available to the Partnership as of April 24, 2017 and is not a comprehensive statement of the Partnership’s financial results. These are preliminary non-reviewed unaudited financial results. The Partnership’s completed results to be reported for the three months ended March 31, 2017 may differ materially from this preliminary data. During the course of the preparation of the Partnership’s combined consolidated financial statements and related notes to be included in the Partnership’s Quarterly Report on Form 10-Q for the three months ended March 31, 2017, additional adjustments to the preliminary financial information presented below may be identified. Any such adjustments may be material.

Based on preliminary analysis of the financial results for the three months ended March 31, 2017, the Partnership expects net income to be between $73 million and $77 million and Adjusted EBITDA to be between $114 million and $124 million, respectively.

The following reconciles net income to Adjusted EBITDA based on these preliminary financial results for the three months ended March 31, 2017:

Reconciliation of Net Income to Adjusted EBITDA	Three Months Ended March 31, 2017
(Dollars in thousands):	Low		High

Net Income	$73,000	—	77,000
Interest expense	8,000	—	10,000
Depreciation expense	26,000	—	29,000
Accretion of contingent acquisition consideration	3,000	—	4,000
Equity-based compensation expense	6,000	—	7,000
Equity in earnings of unconsolidated affiliates	(2,000)	—	(3,000)
Distributions from unconsolidated affiliates(1)	—	—	—
Adjusted EBITDA	$114,000	—	124,000

(1) The Partnership does not estimate distributions from unconsolidated affiliates related to Stonewall Gathering LLC and the joint venture with MarkWest Energy Partners, L.P., a wholly owned subsidiary of MPLX, LP, to be received in the first quarter of 2017 due to the timing of the declaration of the distributions for first quarter operational results. The Partnership estimates distributions from unconsolidated affiliates for the year-ended December 31, 2017 to be approximately $18 million to $22 million consistent with previously provided 2017 guidance.

The Partnership views Adjusted EBITDA as an important indicator of the Partnership’s performance.  The Partnership defines Adjusted EBITDA as net income before equity-based compensation expense, interest expense, depreciation expense, accretion of contingent acquisition consideration, excluding equity in earnings of unconsolidated affiliates, and including distributions from unconsolidated affiliates.

The Partnership uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  the Partnership’s operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

2

Adjusted EBITDA is a non-GAAP financial measure. The GAAP measure most directly comparable to Adjusted EBITDA is net income. The non-GAAP financial measure of Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income. Adjusted EBITDA is not a presentation made in accordance with GAAP and has important limitations as an analytical tool because it includes some, but not all, items that affect net income. You should not consider Adjusted EBITDA in isolation or as a substitute for analyses of results as reported under GAAP. The Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other partnerships.

The information furnished pursuant to this Item 2.02 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will not be incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), unless specifically identified therein as being incorporated therein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Antero Midstream Partners LP

	By:	Antero Midstream Partners GP LLC,
its general partner

Date: April 24, 2017	By:	/s/ Glen C. Warren, Jr.
	Name:	Glen C. Warren, Jr.
	Title:	President

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